Exhibit 99.1

Contacts:	Investor Relations	Media Relations

	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE THIRD QUARTER FISCAL YEAR 2010

ENDED OCTOBER 31, 2009

•	Adjusted EBITDA for the third quarter was $1.4 million, the ninth straight quarter of Adjusted EBITDA profitability, exceeding guidance

•	Net loss was ($6.7) million, better than guidance

•	Enters into strategic partnership with Virgin Media UK; TiVo to be primary software and user interface on set-top boxes for its nearly four million customers in the UK

•	Official launch in New Zealand a significant milestone in TiVo’s international distribution strategy

•	Teams with Google to integrate TiVo television viewing data into Google’s measurement for ads sold through the Google TV Ads™ platform

ALVISO, Calif. – November 24, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the third quarter ended October 31, 2009.

“TiVo recorded another strong quarter, posting the ninth straight quarter of Adjusted EBITDA profitability, exceeding guidance,” said Tom Rogers, President and CEO of TiVo. “We have made substantial progress since last quarter in our efforts to drive distribution of TiVo globally through our just announced strategic partnership with Virgin Media in the UK and our launch earlier this month in New Zealand. In addition, development of our audience research and measurement business continues, as we announced a deal with Google earlier today. We also continued our efforts this quarter at laying the groundwork for our key 2010 initiatives including our planned domestic rollouts with DIRECTV and RCN, an expected acceleration in Comcast’s deployment of the TiVo service, and preparations for the commencement of Best Buy’s substantially increased marketing efforts for our products and services.

“Importantly, we continued our successful defense of our intellectual property this quarter as the United States District Court, Eastern District of Texas ruled to impose damages and contempt sanctions of approximately $200 million against EchoStar for its continued violation of a permanent injunction, taking the total damages awarded to date to approximately $400 million.”

For the third quarter, service and technology revenues were $47.1 million, compared with $51.7 million for the same period last year and $48.8 million in the prior quarter. Adjusted EBITDA was $1.4 million, compared to guidance of breakeven to ($2) million. This was down from Adjusted EBITDA of $95.3 million from the same period a year ago, which would have been $7.5 million excluding

$87.8 million in litigation proceeds related to EchoStar. TiVo reported a net loss of ($6.7) million, compared to guidance of a net loss of ($8) million to ($10) million. A year ago, TiVo reported net income of $100.6 million, which included several items related to the EchoStar litigation – $87.8 million in litigation proceeds, $16.8 million in interest income and ($3.1) million in tax expense. Excluding these EchoStar litigation related items, TiVo would have posted a net loss of ($0.9) million for the comparable period last year. Net loss per share this quarter was ($0.06). Finally, cash, cash equivalents and short-term investments were $245 million, up $40 million from the prior year period and $7 million from the previous quarter.

Revenue, Adjusted EBITDA, and net income were each lower by $1.8 million this quarter due to a one time catch-up reduction in service revenues associated with a subscription over-reporting error for the past 18 months (predominately in prior quarters) by DIRECTV. In accordance with TiVo’s accounting policies, TiVo recorded a one-time reduction of $1.8 million in MSO Service Revenues this quarter based on our agreed upon resolution of the discrepancy.

Rogers continued, “On the international distribution front, we made significant progress since last quarter in our ongoing efforts to expand our global reach. Today, we announced a long-term, strategic partnership with Virgin Media, one of the largest international cable operators and the UK’s single largest cable system, to offer Virgin Media’s nearly four million UK customers TiVo’s advanced television software and user interface on both its traditional and DVR set-top boxes, including TiVo’s broadband to the television capabilities.

“We also recently marked the official launch of TiVo in New Zealand underscoring yet another value added business model that TiVo is employing with international media companies to help them protect their competitive market position. The significance here is that TVNZ, the leading broadcaster in the market, is heavily promoting the TiVo offering and is teaming up with Telecom New Zealand, the leading telephony company in the market, which is using its retail outlets as key hubs for the offering.

“During the quarter, we also continued our progress with our domestic mass distribution efforts. The new DIRECTV TiVo HD DVR is on track for launch next year, and we believe this will provide DIRECTV’s 18 million plus subscribers with the best way to experience television.

“Furthermore, during the quarter, we also continued other progress with our domestic mass distribution efforts. In particular, we expect to continue to partner with Comcast for another year of development work toward porting the TiVo experience onto Comcast boxes. This development will support increased functionality and ongoing work toward tru2way which we expect will facilitate TiVo’s move into additional markets. Additionally, Comcast recently reinitiated its marketing efforts across the New England market, now that the vast majority of technical hurdles have been cleared. In particular, Comcast has started running a new TV spot that focuses on the new unique capability to offer TiVo On-line Scheduler to their subscribers, and recently launched a new series of radio promotions and billboards.

“Our mass distribution deal with Cox is also progressing as the rollout of TiVo has moved out of the testing phase and is in the very early stage of deployment in its New England region. We expect the rollout to pick up speed and increase in scope throughout 2010.

“Additionally, we continue our efforts to work with small and medium sized operators that are looking to differentiate themselves from larger competitors in the television market. To that end, RCN has announced that it is on track to roll out the TiVo/RCN HD DVR as its primary DVR offering in early 2010. Speaking about the TiVo relationship on its recent earnings call, RCN CEO Peter Aquino stated, ‘We are staying ahead of the competition and expect to set the trend to be one of the first MSOs to make this work. We believe that the RCN TiVo deal is exactly the model of the future.’”

Rogers continued, “We believe others in the industry will follow RCN’s lead and embrace both TiVo’s hardware and software platforms as an efficient, cost effective way to fully integrate linear television and VOD service with TiVo’s robust broadband delivered content, stitched together with TiVo’s intuitive user interface.

“On the TiVo-Owned side of the business, Best Buy shares our excitement about our strategic marketing relationship that is set to kick-off early next year. Our development work to create unique user interface elements for the Best Buy launch is nearing completion and will be timed with Best Buy’s strategic marketing initiatives early next year. Additionally, we look forward to working with Best Buy to integrate its recently announced digital content through the TiVo service.

“At the core of our retail distribution efforts is the fact that TiVo is a television viewing behavior company focused on how people consume television. TiVo truly understands how viewers want to watch television in a linear and on-demand world and is the only retail solution that seamlessly ties these options together into a single user experience. The idea that the TiVo service offers millions of content options to the television beyond what cable and satellite are doing today is still something that is not understood by a vast majority of television viewers. We believe this fact is a very powerful differentiator of the TiVo brand and we expect Best Buy will play a critical role in driving this fact into the consciousness of consumers next year.

“To that end, while the ongoing expansion of our global footprint underpinned by our DVR intellectual property form a valuable foundation for the company, we expect the opportunities presented by broadband connections to the TV to create some very interesting product opportunities for our next generation TiVo products and services. TiVo continues its leadership in the development and formulation of advanced television features and we have begun to accelerate the level of investment around various research and development initiatives which we currently consider the best use of our substantial cash resources.

“One small example of these efforts is a new keyboard remote control that we are developing, which will build on the ease of the original TiVo remote control and will enable users to get even more out of the broadband experience that TiVo delivers.”

TiVo-Owned subscription gross additions for the third quarter were approximately 34,000, compared to 44,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.7%. Overall, TiVo-Owned subscriptions ended the quarter at approximately 1.5 million. Cumulative total subscriptions as of October 31, 2009 were approximately 2.7 million.

Rogers continued, “In addition to our ongoing efforts to increase distribution of our products, we continue our efforts to provide the media world with advanced interactive television advertising and research. In particular, earlier today we announced that we entered into an audience research agreement with Google whereby Google will license and integrate TiVo television viewing data into its measurement of audiences for advertisements sold through the Google TV Ads™ platform. This agreement will enable Google to draw on TiVo’s anonymous, second-by-second DVR viewing data solely for the purpose of measuring ads sold through the Google TV Ads platform. Teaming with Google is an important milestone and a validation of the merits of our audience research business.

“Additionally, as one of the leading firms providing set-top-box data to the marketplace, TiVo was recently invited by the Coalition for Innovative Media Measurement (CIMM), a collection of key media companies and advertising agencies, to participate in an RFP process to determine how TiVo can work together with the group to help foster research innovation in the media measurement space. We are extremely pleased to have been selected for consideration and look forward to the possibility of working with the group to help foster innovation in the audience research and measurement field.

“On the intellectual property front, we scored another significant win this quarter when the United States District Court, Eastern District of Texas imposed damages and contempt sanctions of approximately $200 million against EchoStar for its continued violation of a Court-ordered permanent injunction, and awarded TiVo its attorney fees and costs incurred during the contempt proceedings. This brings total damages and sanctions in this case to approximately $400 million through July 1, 2009, and is exclusive of potential further damages and sanctions. Earlier this month, we presented our argument to the U.S. Court of Appeals for the Federal Circuit and we remain confident in our position that the Federal Circuit will uphold the District Court’s finding of contempt and infringement against EchoStar.”

Mr. Rogers concluded, “We have devoted a significant amount of time and effort putting the key catalysts for the growth of the Company in place including significant strategic alliances and distribution deals ranging from Best Buy and Comcast to DIRECTV and a linchpin international deal with Virgin Media. We are also keenly focused on continuing to defend our intellectual property against EchoStar and others. The nature of our business necessitates considerable upfront development activity prior to rollout and a return on investment. That said, we enter the fourth quarter on a solid financial foundation with an eye toward 2010 when many of our important initiatives will begin to play out in a much more significant way, lending themselves to increased distribution goals and a trajectory for the Company over the next 12 months that we believe is quite formidable.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2010, TiVo anticipates service and technology revenues in the range of $43 million to $45 million, a net loss in the range of ($13) million to ($15) million, and an Adjusted EBITDA loss in the range of ($5) million to ($7) million. TiVo expects higher research & development and litigation expenses will impact its fourth quarter 2010 results.

This financial guidance is based on information available to management as of November 24, 2009. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 24, 2009. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 642-2076 (password is “TiVo”). The Webcast will be archived and available through December 1, 2009 at http://www.tivo.com/ir or by calling (800) 642-1687 and entering the conference ID number 40196074.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into a premier single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2009 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with DIRECTV, Comcast, Cox and RCN and internationally in New Zealand and the UK (with Virgin Media) and other regions, growth and innovation in TiVo’s advertising and audience research measurement business including future licensing initiatives with Google, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, future marketing and content service offerings with Best Buy, future TiVo products and services including a TiVo remote with keyboard, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,”

or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, Quarterly Reports on Form 10-Q since then, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
Revenues
Service revenues	$37,701	$47,676	$121,330	$144,293
Technology revenues	9,351	3,997	23,086	15,773
Hardware revenues	9,808	12,777	24,717	30,421

Net revenues	56,860	64,450	169,133	190,487
Cost of revenues
Cost of service revenues (1)	10,021	10,984	30,002	33,423
Cost of technology revenues (1)	5,924	2,516	16,269	9,560
Cost of hardware revenues	14,436	16,339	37,947	41,978

Total cost of revenues	30,381	29,839	84,218	84,961

Gross margin	26,479	34,611	84,915	105,526

Research and development (1)	15,370	16,553	44,794	46,624
Sales and marketing (1)	5,727	6,585	16,885	18,427
Sales and marketing, subscription acquisition costs	1,206	2,301	3,026	4,348
General and administrative (1)	11,165	10,344	34,634	31,549
Litigation proceeds	—	(87,811)	—	(87,811)

Total operating expenses	33,468	(52,028)	99,339	13,137

Income (loss) from operations	(6,989)	86,639	(14,424)	92,389
Interest income, includes $16,789 related to litigation proceeds in the three and nine months ended October 31, 2008	287	17,213	613	18,213
Interest expense and other	9	(94)	87	(275)

Income (loss) before income taxes	(6,693)	103,758	(13,724)	110,327
Provision for income taxes	24	(3,132)	(11)	(3,168)

Net income (loss)	$(6,669)	$100,626	$(13,735)	$107,159

Net income (loss) per common share - basic	$(0.06)	$1.00	$(0.13)	$1.07

Net income (loss) per common share - diluted	$(0.06)	$0.98	$(0.13)	$1.04

Weighted average common shares used to calculate basic net income (loss) per share	107,822,339	100,804,813	105,333,594	100,085,600

Weighted average common shares used to calculate diluted net income (loss) per share	107,822,339	102,569,559	105,333,594	102,557,877

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$280	$244	$832	$674
Cost of technology revenues	636	481	1,807	1,594
Research and development	2,001	2,448	6,452	6,570
Sales and marketing	664	656	1,899	1,532
General and administrative	2,568	2,541	8,213	7,050

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

(unaudited)

	October 31, 2009	January 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$84,015	$162,337
Short-term investments	161,021	44,991
Accounts receivable, net of allowance for doubtful accounts of $916 and $770	15,251	14,283
Inventories	6,807	13,027
Prepaid expenses and other, current	11,441	4,896

Total current assets	278,535	239,534
LONG-TERM ASSETS
Property and equipment, net	10,744	10,285
Purchased technology, capitalized software, and intangible assets, net	9,799	10,597
Prepaid expenses and other, long-term	1,361	1,268
Long-term investments	7,136	3,944

Total long-term assets	29,040	26,094

Total assets	$307,575	$265,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$19,284	$9,844
Accrued liabilities	24,970	25,054
Deferred revenue, current	41,663	47,560

Total current liabilities	85,917	82,458
LONG-TERM LIABILITIES
Deferred revenue, long-term	25,744	28,557
Deferred rent and other long-term liabilities	126	126

Total long-term liabilities	25,870	28,683

Total liabilities	111,787	111,141
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 109,886,157 and 103,604,015, respectively and outstanding shares are 109,328,600 and 103,370,523, respectively	110	104
Additional paid-in capital	886,994	829,273
Accumulated deficit	(685,931)	(672,196)
Treasury stock, at cost - 557,557 shares and 233,492 shares, respectively	(4,251)	(1,659)
Accumulated other comprehensive loss	(1,134)	(1,035)

Total stockholders’ equity	195,788	154,487

Total liabilities and stockholders’ equity	$307,575	$265,628

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(13,735)	$107,159
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	6,859	7,469
Stock-based compensation expense	19,203	17,420
Inventory write-down		742
Utilization of trade credits	23	—
Allowance for doubtful accounts	147	658
Changes in assets and liabilities:
Accounts receivable	(1,115)	2,462
Inventories	6,220	3,838
Prepaid expenses and other	(6,661)	(1,337)
Accounts payable	8,799	(10,057)
Accrued liabilities	(36)	(3,910)
Deferred revenue	(5,897)	(19,928)
Deferred rent and other long-term liabilities	(2,813)	667

Net cash provided by operating activities	$10,994	$105,183

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(268,852)	(14,950)
Sales or maturities of short-term investments	152,931	15,317
Purchase of long-term investment	(3,400)	—
Acquisition of property and equipment	(4,347)	(3,786)
Acquisition of intangibles	(1,532)	(319)

Net cash used in investing activities	$(125,200)	$(3,738)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	36,204	7,471
Proceeds from issuance of common stock related to employee stock purchase plan	2,320	2,844
Treasury Stock - repurchase of stock for tax withholding	(2,592)	(813)
Payment under capital lease obligation	(48)	(1)

Net cash provided by financing activities	$35,884	$9,501

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(78,322)	$110,946

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	162,337	78,812

Balance at end of period	$84,015	$189,758

TIVO INC.

OTHER DATA

	Three Months Ended October 31,		Guidance Reconciliation Three Months Ending
	2009	2008	January 31, 2010
	(In thousands)		(In millions)
Net income (loss)	$(6,669)	$100,626	$(15) - $(13)
Add back:
Depreciation & amortization	2,249	2,399	2 -3
Interest income & expense	(287)	(17,197)	0 - (1)
Provision for income tax	(24)	3,132	0

EBITDA	(4,731)	88,960	(13) - (11)
Stock-based compensation	6,149	6,370	$6

Adjusted EBITDA	$1,418	$95,330	$(7) - $(5)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions
	Three Months Ended October 31,
(Subscriptions in thousands)	2009	2008
TiVo-Owned Subscription Gross Additions	34	44

Subscription Net Additions/(Losses):
TiVo-Owned	(45)	(28)
*MSOs/Broadcasters	(269)	(135)

Total Subscription Net Additions/(Losses)	(314)	(163)

Cumulative Subscriptions:
TiVo-Owned	1,537	1,658
MSOs/Broadcasters	1,199	1,802

Total Cumulative Subscriptions	2,736	3,460
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	58%	60%

Included in the 1,537,000 TiVo-Owned subscriptions are approximately 237,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

*	MSOs/Broadcasters Subscription Net Additions/(Losses) in the third quarter ended October 31, 2009 would have been a loss of (123,000) subscriptions, excluding a one time reduction of (146,000) subscriptions associated with a subscription over-reporting error by DIRECTV.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Effective November 1, 2008, we extended the period we use to recognize product lifetime subscription revenues from 54 months to 60 months for all product lifetime subscriptions acquired on or before October 31, 2007. We now amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2009	2008
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,560	1,675
TiVo-Owned subscription cancellations	(79)	(72)

TiVo-Owned Churn Rate per month	-1.7%	-1.4%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our lowest cost product offerings, current economic conditions, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2009	2008	2009	2008
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,206	$2,301	$4,716	11,543
Hardware revenues	(9,808)	(12,777)	(35,429)	(46,487)
Less: MSOs/Broadcasters-related hardware revenues	190	3,339	2,041	8,971
Cost of hardware revenues	14,436	16,339	53,711	65,907
Less: MSOs/Broadcasters-related cost of hardware revenues	(203)	(3,100)	(2,027)	(8,205)

Total Acquisition Costs	5,821	6,102	23,012	31,729

TiVo-Owned Subscription Gross Additions	34	44	161	237

Subscription Acquisition Costs (SAC)	$171	$139	$143	$134

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$37,701	$47,676
Less: MSOs/Broadcasters-related service revenues	(1,893)	(5,772)

TiVo-Owned-related service revenues	35,808	41,904
Average TiVo-Owned revenues per month	11,936	13,968
Average TiVo-Owned per month subscriptions	1,560	1,675

TiVo-Owned ARPU per month	$7.65	$8.34

	Three Months Ended October 31,
MSOs/Broadcasters Average Revenue per Subscription	2009	2008
	(In thousands, except ARPU)
Total Service revenues	$37,701	$47,676
Less: TiVo-Owned-related service revenues	(35,808)	(41,904)

*MSOs/Broadcasters-related service revenues	1,893	5,772
Average MSOs/Broadcasters revenues per month	631	1,924
Average MSOs/Broadcasters per month subscriptions	1,378	1,868

*MSOs/Broadcasters ARPU per month	$0.46	$1.03

*	MSOs/Broadcasters-related ARPU in the third quarter ended October 31, 2009 would have been approximately $0.88, but for the one time reduction of $1.8 million in MSOs/Broadcasters-related service revenues and the one time reduction of 146,000 subscriptions associated with the correction of a subscription over-reporting error by DIRECTV.

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.